CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               RECOTON CORPORATION

                Under Section 805 of the Business Corporation Law


          We, the undersigned, Robert L. Borchardt and Stuart Mont, being respectively the President and the Secretary of Recoton Corporation (hereinafter called the "Corporation"), hereby certify:

          FIRST: The name of the Corporation is Recoton Corporation.

          SECOND: The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State on the 30th day of December 1936 under the name Recotone Co. Inc. A Restated Certificate of Incorporation was filed in the office of the Secretary of State on the 24th day of January 1997.

          THIRD: The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is to increase the number of authorized shares from 25,000,000 common shares with a par value of $.20 to 40,000,000 common shares with a par value of $.20.

          FOURTH: To accomplish the foregoing amendment, Article 3 of the Certificate of Incorporation of the Corporation, relating to shares, is hereby amended to read as follows:

               "3.THE AGGREGATE NUMBER OF SHARES WHICH THE CORPORATION SHALL HAVE THE AUTHORITY TO ISSUE IS FIFTY MILLION (50,000,000), WHICH ARE DIVIDED INTO TEN MILLION (10,000,000) PREFERRED SHARES OF A PAR VALUE OF $1.00 PER SHARE AND FORTY MILLION (40,000,000) COMMON SHARES OF A PAR VALUE OF $.20 PER SHARE. THE RELATIVE RIGHTS, PREFERENCES AND LIMITATIONS OF THE SHARES OF EACH CLASS ARE AS FOLLOWS:

                    (A) THE PREFERRED SHARES AUTHORIZED HEREBY MAY BE ISSUED (I)
               IN SUCH SERIES AND WITH SUCH VOTING POWERS, FULL OR LIMITED, OR NO VOTING POWERS, AND SUCH DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS, AND WITH SUCH QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREON, AS THE BOARD OF DIRECTORS SHALL FIX BY RESOLUTION, AND (II) IN SUCH NUMBER OF SHARES IN EACH SERIES AS THE BOARD OF DIRECTORS SHALL FIX BY RESOLUTION PROVIDED THAT THE AGGREGATE NUMBER OF ALL PREFERRED SHARES ISSUED DOES NOT EXCEED THE NUMBER OF PREFERRED SHARES AUTHORIZED HEREBY.

                    (B) HOLDERS OF COMMON SHARES SHALL BE ENTITLED TO SUCH
               DIVIDEND, LIQUIDATION AND VOTING RIGHTS AND PRIVILEGES AS ARE PROVIDED BY THE BUSINESS CORPORATION LAW, SUBJECT TO THE RIGHTS OF HOLDERS OF PREFERRED SHARES ISSUED PURSUANT TO PARAGRAPH (A) ABOVE."

          FIFTH: The manner in which the forgoing Amendment of the Certificate of Incorporation was authorized was by vote of the Board of Directors followed by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

          IN WITNESS WHEREOF, we have subscribed this document on the date set opposite each of our names below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Date:  June 10, 1998.
                                   /S/ ROBERT L. BORCHARDT
                                   ----------------------------------
                                   Name:   Robert L. Borchardt
                                   Title:  President

                                   /S/ STUART MONT
                                   ----------------------------------
                                   Name:   Stuart Mont
                                   Title:  Secretary